Exhibit 10-R
AMENDED AND RESTATED AGREEMENT
     This Amended and Restated Agreement (the “Agreement”) dated as of December 12, 2006 is made and entered into between Ford Motor Company, a Delaware corporation (“Ford”), and Ford Motor Credit Company, a Delaware corporation (“Ford Credit”).
RECITALS
     A. Ford Credit supports the sale of Ford’s products by providing, among other things, wholesale, retail and lease financing for the purchase and lease of those products.
     B. Ford Credit is highly dependent on the public debt markets to raise funds for its business.
     C. Ford Credit’s ability to raise funds in the public debt markets is highly dependent on its credit ratings, which, in turn, are dependent on the level of Ford Credit’s equity capital, the quality of its assets and its liquidity.
     D. It is important to the success of Ford that Ford Credit remains a viable finance company that can fund itself in the public debt markets and continue supporting the sale of Ford’s products.
     E. Towards maintaining the viability of Ford Credit, the parties entered into an agreement dated October 18, 2001 (the “October 18, 2001 Agreement”) that provides for certain agreements regarding transactions between them and the creditworthiness of Ford Credit.
     F. The parties desire to amend the October 18, 2001 Agreement to, among other things, provide for the right to offset their obligations to each other.
     NOW, THEREFORE, for good and valuable consideration and the mutual agreements herein provided, the parties agree as follows:
     1. The parties agree that all Affiliate Receivables (as defined below) shall be on arm’s-length terms. For purposes hereof, “Affiliate Receivables” means any advance, loan, extension of credit, or other financing to Ford or any affiliate of Ford whose assets and liabilities are classified on Ford’s consolidated balance sheet as Automotive (“Automotive Affiliate”). Ford Credit shall enforce, and cause any affiliate of Ford Credit whose assets and liabilities are consolidated with Ford Credit’s on Ford Credit’s consolidated balance sheet (“Credit Affiliate”) to enforce, all Affiliate Receivables in a commercially reasonable manner, and Ford shall pay, shall cause its Automotive Affiliates to pay and shall guarantee its Automotive Affiliates’ payment of, Affiliate Receivables in accordance with their terms.
     2. Ford Credit shall not, nor shall it permit any Credit Affiliate to, guarantee any indebtedness of (other than Permitted Guarantees), or purchase any equity securities issued by, or make any other investment in, Ford (parent company only) or any Automotive Affiliate. In addition, Ford Credit shall not, nor shall it permit any Credit Affiliate to, purchase or finance any real property (other than Permitted Mortgages) or manufacturing equipment (including tooling)

from or of Ford or any Automotive Affiliate that is classified as an Automotive asset on Ford’s consolidated balance sheet. Ford shall not, nor shall it permit any Automotive Affiliate to request or require Ford Credit or any Credit Affiliate to do any of the transactions prohibited by this paragraph 2. For purposes hereof, “Permitted Guarantees” shall mean guarantees by Ford Credit or Credit Affiliates of indebtedness of Ford or Automotive Affiliates which at any time does not exceed $500 million in the aggregate, and “Permitted Mortgages” shall mean financing by Ford Credit or Credit Affiliates of real property of Ford or Automotive Affiliates which at any time does not exceed $500 million in the aggregate.
     3. Ford and Ford Credit agree that Ford Credit’s total stockholder’s equity as stated on or reflected in its consolidated financial statements shall, at the end of any calendar quarter during which this Agreement is in effect, be maintained at a commercially reasonable level appropriate to support the amount, quality and mix (i.e., retail finance receivables, wholesale finance receivables and lease receivables) of Ford Credit’s assets as stated on or reflected in its consolidated financial statements for the same calendar quarter, taking into account general business conditions affecting Ford Credit.
     4. Ford Credit shall, and shall cause each Credit Affiliate to, conduct its business, including its finance and lease business, in a prudent and commercially reasonable manner, including maintaining and adhering to credit risk underwriting standards for finance and lease receivables and residual assumptions for lease receivables it acquires or originates that are consistent with industry standards. Ford shall not, nor shall it permit any Automotive Affiliate to, require Ford Credit or any Credit Affiliate to accept credit or residual risk beyond what it would be willing to accept acting in a prudent and commercially reasonable manner. For avoidance of doubt, acquisition or origination of finance or lease receivables having terms that are not market-based shall be considered to be prudent and commercially reasonable if subsidies (in the form of interest rate subvention payments, guarantees, residual risk sharing arrangements or otherwise) are provided by Ford or an Automotive Affiliate in an amount sufficient to assure that Ford Credit or a Credit Affiliate, as the case may be, will receive the economic benefits of such receivables as if they had been acquired or originated on market-based terms. Notwithstanding the foregoing, in recognition of the fact that Ford uses Ford Credit as the exclusive provider of financial services for special retail and lease programs to support the sale of products manufactured by Ford and other Automotive Affiliates, it is understood that it would be commercially reasonable and prudent for Ford Credit to accept, to a limited extent, higher levels of credit risk than it might otherwise accept in order to continue as the exclusive provider of financial services to Ford and the other Automotive Affiliates with respect to such programs. For any given program, Ford Credit may waive its right to be the exclusive provider of financial services to Ford and the other Automotive Affiliates.
     5. Ford and Ford Credit agree that (a) Ford Credit shall at all times maintain its books, records, financial statements and bank accounts separate from those of Ford and any Automotive Affiliate; (b) Ford Credit shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its assets from those of Ford and any Automotive Affiliate; (c) the funds and other assets of Ford Credit shall not be commingled with those of Ford or any Automotive Affiliate; (d) Ford Credit shall at all times hold itself out as a legal entity separate and distinct from Ford and any Automotive Affiliate; (e) except with respect to the performance of their respective obligations under that certain Amended and Restated Profit Maintenance Agreement dated as of January 1, 2002 between Ford and Ford Credit (as it may be amended from time to time), each will act in a manner and conduct its business such that creditors of Ford, acting reasonably, will rely primarily on the creditworthiness of, and look solely to the assets of Ford, for repayment of indebtedness and creditors of Ford Credit, acting reasonably, will rely primarily on the creditworthiness of, and look solely to the assets of Ford Credit, for repayment of indebtedness; and (f) they otherwise will take such reasonable and customary action so that Ford Credit will not be consolidated with Ford or any Automotive Affiliate in any case or other proceeding seeking liquidation, reorganization or other relief with respect to Ford or any Automotive Affiliate or its debts under any bankruptcy, insolvency or other similar law.
     6. The sum of (i) the aggregate amount of unused committed credit facilities, (ii) the unutilized portion of the aggregate dollar amount of receivables that bank-sponsored, commercial paper issuers (conduits) are contractually committed to purchase from Ford Credit and (iii) cash, cash equivalents and marketable securities (and any other sources of liquidity that may be agreed upon from time to time) of Ford Credit and its consolidated subsidiaries shall at all times be at least equal to 100% of the outstanding commercial paper of Ford Credit and its consolidated subsidiaries.
     7. In the event that Ford or any of its subsidiaries engages in a corporate transaction that causes the Pension Benefit Guaranty Corporation (“PBGC”) to threaten to terminate the pension plans sponsored by Ford or any of its subsidiaries, Ford shall, or shall cause any of its subsidiaries to, seek to negotiate a settlement with the PBGC to avoid an involuntary plan termination. In connection with such negotiated settlement, Ford shall endeavor not to grant to the PBGC a security interest in the assets of Ford Credit that has priority over the claims of unsecured creditors of Ford Credit.
     8. All determinations to be made under this Agreement shall be made in accordance with, or with reference to financial statements prepared in accordance with, United States generally accepted accounting principles. For purposes of this Agreement, the term “lease receivables” shall mean “net investment in operating leases” as stated on or reflected in Ford Credit’s consolidated financial statements.
     9. During the term of this Agreement, Ford Credit shall continue to make inventory and capital financing generally available to dealers of vehicles manufactured or sold by Ford or its Automotive Affiliates and shall continue to make retail and lease financing generally available to such dealers’ customers to substantially the same extent that Ford Credit has historically made such services available, so long as providing such services to such an extent would not result in a breach of any of the foregoing provisions. Nothing herein precludes Ford Credit from providing or continuing to provide financial services to automotive manufacturers other than Ford or its Automotive Affiliates.
     10. In addition to any rights of set-off Ford and Ford Credit may have against the other as a matter of law or otherwise, (a) upon Ford Credit having failed, or being reasonably expected by Ford to fail, to make payments in the ordinary course of business on a Ford Credit Obligation or upon the commencement of any bankruptcy, insolvency or similar proceeding of Ford Credit or any Credit Affiliate, Ford will have the right (but will not be obliged) without prior notice to Ford Credit or any other person to set-off any Ford Credit Obligations (whether matured or contingent, regardless of the currency or terms of the obligation) against Ford Obligations (whether matured or contingent, regardless of the currency or terms of the obligation) and (b) upon Ford having failed to, or being reasonably expected by Ford Credit to fail to, make payments in the ordinary course of business on a Ford Obligation or upon the commencement of any bankruptcy, insolvency or similar proceeding of Ford or an Automotive Affiliate, Ford Credit will have the right (but will not be obliged) without prior notice to Ford or any other person to set-off any Ford Obligations (whether matured or contingent, regardless of the currency or terms of the obligation) against Ford Credit Obligations (whether matured or contingent, regardless of the currency or terms of the obligation). If the amount of either a Ford Obligation or a Ford Credit Obligation is unascertained, Ford or Ford Credit (as the case may be) may in good faith estimate that obligation and set-off in respect of the estimate, subject to Ford or Ford Credit (as the case may be) accounting to the other when the amount of such obligation is ascertained. For the avoidance of doubt, it is understood that nothing in this paragraph creates a security interest. For purposes of this Agreement, the Ford Obligations shall consist of the following obligations (whether or not then due) of Ford or an Automotive Affiliate to Ford Credit or a Credit Affiliate: (i) interest rate subvention; (ii) lease residual subvention; (iii) intercompany payables; (iv) notes payable; (v) uncollateralized guarantees; (vi) FMC Related Receivables; and (vii) any other obligation of, or guaranteed by, Ford or an Automotive Affiliate owing to Ford Credit or a Credit Affiliate whether or not it would appear as an asset on a consolidated balance sheet of Ford Credit. For purposes of this Agreement, the Ford Credit Obligations shall consist of the following obligations (whether or not then due) of Ford Credit or a Credit Affiliate to Ford or an Automotive Affiliate: (i) notes payable; (ii) intercompany payables; (iii) retiree healthcare and life insurance payables; (iv) intercompany payables for taxes; and (v) any other obligation of Ford Credit or a Credit Affiliate owing to Ford or an Automotive Affiliate. The parties agree that interest rate and lease subvention obligations of Ford and Automotive Affiliates may be prepaid at any time and from time to time, and if the agreements for such obligations do not contain prepayment provisions, then the value of such subvention obligations for purposes of any prepayment thereof shall be calculated as the present value thereof obtained by applying the then-current discount rate that has been agreed to between Ford and Ford Credit. For purposes of this Agreement, the FMC Related Receivables means the following types of receivables purchased by or assigned to Ford Credit or Credit Affiliates from Ford or Automotive Affiliates, or originated by Ford Credit or Credit Affiliates, each of which may be guaranteed (in whole or in part) by Ford or an Automotive Affiliate: receivables related to the sale of automotive parts and accessories by Ford or an Automotive Affiliate (US, Canada, Europe and Asia Pacific), receivables related to the Ford Rent A Car (FRAC) program, receivables related to the company car program (US, Europe and Asia), receivables related to the chassis converter program (US) and receivables related to the used vehicle repurchase program (US, Canada and Europe); provided, however, that FMC Related Receivables shall not include any of the foregoing receivables that have been sold in an on- or off-balance sheet securitization or other structured financing transaction.

     11. During the term of this Agreement, Ford shall, and hereby does, guarantee to Ford Credit the Ford Obligations of Automotive Affiliates, and Ford Credit shall, and hereby does, guarantee to Ford the Ford Credit Obligations of Credit Affiliates.
     12. This Agreement shall be construed and interpreted in accordance with, and governed by, the internal laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.
     13. This Agreement shall terminate on the Termination Date, which shall initially be December 11, 2011. On December 11, 2007, and on each December 11 thereafter during the term of this Agreement, the Termination Date shall be extended automatically for an additional one-year period (ending on the December 11 next following the then-current Termination Date) unless either party shall have given the other party written notice during the period beginning on the July 1 and ending on the November 1 immediately preceding such December 11, specifying its election not to extend the Termination Date beyond the then-current Termination Date and that the term of this Agreement shall, therefore, expire on such then-current Termination Date. Notwithstanding the foregoing, the provisions of paragraph 10 relating to set-off shall survive the termination of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FORD MOTOR COMPANY		FORD MOTOR CREDIT COMPANY

By:	/s/ Ann Marie Petach Ann Marie Petach	By:	/s/ Kenneth R. Kent Kenneth R. Kent
	Vice President and Treasurer		Vice Chairman, Chief Financial Officer
and Treasurer

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